Exhibit 5.1

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

November 12, 2014

New Remy Holdco Corp.
601 Riverside Avenue
Jacksonville, Florida 32204

Ladies and Gentlemen:

We have acted as counsel to New Remy Holdco Corp., a Delaware corporation (the “Company”), in connection with the preparation, execution and delivery of, and the consummation of the transactions contemplated by, the Registration Statement on Form S-4 (as it may be amended from time to time, the “Registration Statement”), filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 32,778,558 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”). The Shares are to be issued by the Company pursuant to an Agreement and Plan of Merger by and between the Company, Fidelity National Financial, Inc., Remy International, Inc., New Remy Corp., New Remy Merger Sub, Inc. and Old Remy Merger Sub, Inc. (the “Merger Agreement”), the form of which has been filed as Exhibit 2.1 to the Registration Statement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the form of the Company’s Amended and Restated Certificate of Incorporation to be in effect upon consummation of the mergers contemplated by the Merger Agreement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Merger Agreement.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective by order of the Commission and if and when the Shares have been issued upon the terms and conditions set forth in the Merger Agreement, the Registration Statement and the Company’s Amended and Restated Certificate of Incorporation, the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the proxy statement/prospectus which forms a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

Weil, Gotshal & Manges LLP